EXHIBIT 99.1

Contact: Geoffrey Buscher SBG Investor Relations 508-532-1790 IR@xerium.com

XERIUM TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

RALEIGH, N.C., August 11, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, today reported results for its second quarter ended June 30, 2010.

“Excluding currency effects, in the second quarter of 2010 we grew our clothing and rolls sales by 12.5% and 9.3%, respectively, over the second quarter last year, as we continue to exercise pricing discipline while bringing tangible value to our cost-conscious customer base,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “We are very encouraged that most of our markets appear to be moving beyond recovery and into the industry typical growth rate; we have not seen signs of a return to the inventory stock-piling that so severely plagued our industry before the market downturn. Even as further economic recovery may be uneven, we see a very real opportunity to gain market share as we accelerate the introduction of an even more competitive array of products that improve our customers’ paper making processes, reduce internal waste and shorten our delivery lead times.”

SECOND QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2010 second quarter were $132.8 million, a 9.9% increase from net sales for the 2009 second quarter of $120.8 million. Excluding currency effects shown in the table below, second quarter 2010 net sales increased 11.4% from the second quarter of 2009, with increases of 12.5% and 9.3% in the clothing and roll covers segments, respectively. See “Segment Information” below.

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Gross margins increased to $51.7 million for the second quarter of 2010 from $45.6 million for the second quarter of 2009, which represented a 13.4% increase. The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) for the second quarter of 2010 increased by $14.7 million to $41.0 million, a 55.9% increase from operating expenses of $26.3 million in the 2009 second quarter. The increase is primarily the result of the following:

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Selling expenses increased by $1.8 million, primarily as a result of higher sales commissions and related expenses due to increased sales volumes in the second quarter of 2010 as compared to second quarter of 2009.

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General and administrative expenses increased by $11.1 million in the 2010 second quarter as compared to the 2009 second quarter. The increase is primarily the result of an aggregate $8.1 million of gains recorded in the second quarter of 2009 that were absent in the second quarter of 2010. Additionally contributing to the increased expenses in the second quarter of 2010 as compared to the second quarter of 2009 were (i) a $1.1 million increase in stock-based and management incentive compensation expenses, (ii) a $0.4 million increase in payroll related costs due to the Company resuming to match employee contributions to its 401(k) plan effective at the beginning of 2010 and (iii) increased financial restructuring costs of $0.2 million relating to the amendment of our senior credit facility. Favorable currency translation effects of $0.3 million related to the translation of expenses made in currencies other than the U.S. Dollar partially offset these increases.

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Restructuring and impairment expenses increased by $1.5 million in the second quarter of 2010 as compared to the second quarter of 2009, primarily as a result of the Company’s previously announced plan to cease production at its Stowe Woodward roll covers facility in North Bay, Ontario by August 20, 2010. This shutdown continues the pursuit of the Company’s strategy to reduce costs and improve competitiveness.

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Reorganization items in the 2010 second quarter of $29.2 million represent expenses the Company identified as directly relating to its chapter 11 bankruptcy case, as per Accounting Standards Codification Topic 852, Reorganizations (“Topic 852”). This amount consists of legal and professional fees of $14.8 million and a loss on the extinguishment of debt of $14.4 million.

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Net loss for the second quarter of 2010 was $40.0 million or $5.38 per diluted share, compared to net income of $1.6 million or $0.65 per diluted share for the second quarter of 2009. As part of its recent plan of reorganization, the Company implemented a 20 to 1 reverse split of its old common stock and accordingly, the effect of the split has been reflected retroactively for all periods presented.

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Adjusted EBITDA (as defined by the Company’s existing credit facility which was entered into on May 25, 2010) was $25.2 million for the second quarter of 2010. The definition of Adjusted EBITDA in 2010 is different than the definition in the Company’s prepetition credit facility which was used for 2009. Had the definition of Adjusted EBITDA for 2010 been in place for 2009, Adjusted EBITDA for the second quarter of 2009 would have been $32.4 million. See “Non-GAAP Financial Measures” below.

•	Cash on hand at June 30, 2010 was $33.3 million, compared to $23.0 million at December 31, 2009 and $20.4 million at June 30, 2009.

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Total bank debt at June 30, 2010 was $473.8 million, a decrease of $155.0 million from $628.8 at March 31, 2010, primarily as a result of the Company’s balance sheet restructuring, which was completed on May 25, 2010 as discussed below, and to favorable currency effects.

OTHER DEVELOPMENTS

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On May 25, 2010, the Company emerged from a voluntary pre-packaged chapter 11 proceeding and exchanged approximately $602 million of existing debt for $10 million in cash, $410 million in new term loans maturing in 2015, and 12.4 million shares of new common stock of Xerium. All of the Company’s old common stock was cancelled, and existing shareholders received approximately 2.6 million shares of the Company’s new common stock and four-year warrants to purchase up to an additional 1.7 million shares of new common stock. In addition, the Company entered into a new revolving loan of up to $20 million and a term loan of $60 million.

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On June 29, 2010 the Company received notification from the New York Stock Exchange (“NYSE”) that it has regained full compliance with NYSE standards for continued listing of the Company’s common stock on the exchange.

SEGMENT INFORMATION

The following table presents net sales for the second quarter of 2010 and 2009 by segment and the effect of currency on second quarter 2010 net sales:

(dollars in millions):

	Net Sales Three Months Ended June 30,		Increase in net sales from Q2 2009 to Q2 2010	Decrease in Q2 2010 net sales due to currency	Percent increase in net sales from Q2 2009 to Q2 2010
	2010	2009			Total	Excluding currency effects
Clothing	$89.1	$80.0	$9.1	($0.9)	11.4%	12.5%
Roll Covers	43.7	40.8	2.9	(0.9)	7.1%	9.3%
Total	$132.8	$120.8	$12.0	($1.8)	9.9%	11.4%

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Thursday, August 12, 2010
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-866-831-6267
International Dial-In:	+1-617-213-8857
Passcode:	85106458
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our revenues and profitability could be adversely affected by fluctuations in interest rates and currency exchange rates; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate or not at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (6) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2009, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$132,827	$120,843	$267,842	$237,346
Costs and expenses:
Cost of products sold	81,109	75,225	164,413	147,436
Selling	17,901	16,075	35,943	32,583
General and administrative	17,595	6,464	44,445	19,672
Restructuring and impairments	2,544	1,026	4,111	1,140
Research and development	2,952	2,740	5,820	5,460

	122,101	101,530	254,732	206,291

Income from operations	10,726	19,313	13,110	31,055
Interest expense	(17,141)	(15,934)	(33,036)	(32,248)
Interest income	276	364	527	721
Foreign exchange gain (loss)	370	555	(8)	(786)

Income (loss) before reorganization items and provision for income taxes	(5,769)	4,298	(19,407)	(1,258)
Reorganization items	(29,192)	—	(43,575)	—
Provision for income taxes	5,050	2,697	7,186	6,589

Net income (loss)	$(40,011)	$1,601	$(70,168)	$(7,847)

Net income (loss) per share:
Basic	$(5.38)	$0.66	$(14.07)	$(3.21)

Diluted	$(5.38)	$0.65	$(14.07)	$(3.21)

Shares used in computing net income (loss) per share:
Basic	7,442,836	2,444,149	4,986,071	2,443,983

Diluted	7,442,836	2,448,569	4,986,071	2,443,983

Condensed Consolidated Selected Financial Data

	Six Months Ended June 30,
(in thousands)	2010	2009
Balance sheet data (at end of period):
Cash and cash equivalents	$33,324	$20,396
Total assets	660,098	771,843
Senior debt	466,974	581,402
Total debt	473,776	618,752
Total stockholders’ equity (deficit)	8,571	(26,363)
Cash flow data:
Net cash used in operating activities	$(2,161)	$(7,518)
Net cash used in investing activities	(24,927)	(6,014)
Net cash provided by (used in) financing activities	38,814	(1,057)
Other financial data:
Depreciation and amortization	$20,541	$19,918
Capital expenditures	9,155	11,115

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The Amended and Restated Credit Facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, the Company will violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

Adjusted EBITDA is defined in the Amended and Restated Credit Facility as the total of (A) Consolidated Net Income, as defined below, plus (B), without duplication, to the extent that any of the following were deducted in computing consolidated net income: (i) provision for taxes based on income or profits, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, not to exceed $15 million in fiscal year 2010, $6 million in fiscal year 2011, and $5 million in any of the 2012, 2013, 2014 or 2015 fiscal years, (vi) consolidated financial restructuring costs, not to exceed $30 million for fiscal year 2010, (vii) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (viii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (ix) non-cash items related to a change in or adoption of accounting policies, (x) expenses incurred as a result of the repurchase, redemption or retention by the Company of common stock earned under equity compensation programs solely in order to make withholding tax payments, and (xi) amortization or write-offs of deferred financing costs, minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vii), (viii) and (ix) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA for the Fiscal Quarter ended December 31, 2009 shall be $24.6 million. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated Net Income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the Amended and Restated Credit Facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides a reconciliation from net loss, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA. The three and six months ended June 30, 2010 are presented based on the Adjusted EBITDA definitions in the Amended and Restated Credit Facility. The three and six months ended June 30, 2009 are presented based on the Adjusted EBITDA definitions in effect under the credit agreement at that time. Had the definitions in the Amended and Restated Credit Facility been in place for 2009, Adjusted EBITDA for the three and six months ended June 30, 2009 would have increased by $765,000 and $1,163,000 respectively, as per discussion in (A) through (E) below.

	Three Months Ended June 30,
(in thousands)	2010	2009
Net income (loss)	$(40,011)	$1,601
Income tax provision	5,050	2,697
Interest expense, net	16,865	15,570
Depreciation and amortization	10,090	10,130

EBITDA	(8,006)	29,998
Change in fair value of interest rate swaps (A)	—	(397)
Operational restructuring expenses	2,544	1,026
Inventory write-offs under restructuring programs	—	142
Non-cash compensation and related expenses (B)	1,041	885
Financial restructuring costs (D)	15,251	—
Expenses incurred in connection with indebtedness or refinancing transaction	14,400	—

Adjusted EBITDA	$25,230	$31,654

	Six Months Ended June 30,
(in thousands)	2010	2009
Net loss	$(70,168)	$(7,847)
Income tax provision	7,186	6,589
Interest expense, net	32,509	31,527
Depreciation and amortization	20,541	19,918

EBITDA	(9,932)	50,187
Change in fair value of interest rate swaps (A)	—	(795)
Operational restructuring expenses	4,111	1,140
Inventory write-offs under restructuring programs	—	245
Non-cash compensation and related expenses (B)	3,430	1,046
Change in accounting policies (C)	(1,400)	—
Financial restructuring costs (D)	24,814	—
Write-off of deferred financing cost as “reorganization item” (E)	14,283	—
Expenses incurred in connection with indebtedness or refinancing transaction	14,400	—

Adjusted EBITDA	$49,706	$51,823

(A)	The changes in the fair value of interest rate swaps is not an adjustment under the definition of Adjusted EBITDA in the Amended and Restated Credit Facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three and six months ended June 30, 2009, such items were added back to (deducted from) EBITDA based upon the terms of the pre-petition credit facility. Had the amended definition been in place for all periods presented, Adjusted EBITDA for the three and six months ended June 30, 2009 would have increased by $397 and $795, respectively.
(B)	The six months ended June 30, 2010 include an add-back of $539 to EBITDA to arrive at Adjusted EBITDA related to shares of common stock that were sold to Mr. Light on January 5, 2010 for this amount in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Had the amended definition been in place for all periods presented, the three and six months ended June 30, 2009 each would have been impacted by an add back of $94.
(C)	Changes in non-cash items related to a change in or adoption of accounting policies are added back to (deducted from) EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three and six months ended June 30, 2009, such items were not added back to EBITDA based upon the terms of the pre-petition credit facility. Had the amended definition been in place for all periods presented, there would have been no impact to Adjusted EBITDA for the three and six months ended June 30, 2009 as there were no charges or credits recorded during those periods pertaining to changes in or adoption of accounting policies.

(D)	Financial restructuring costs that have been expensed to the statement of operations are added back to EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three and six months ended June 30, 2009, such items were not added back to EBITDA based upon the terms of the pre-petition credit facility. Had the amended definition been in place for all periods presented, the three and six months ended June 30, 2009 would have been impacted by an add-back of $274, respectively.
(E)	The write-off of deferred financing costs included in reorganization items in the statement of operations is added back to EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. As of March 31, 2010, we were required to record such costs in “reorganization items” as per ASC Topic 852, Reorganizations, as a result of our filing voluntary petitions for relief under chapter 11 on March 30, 2010. Prior to March 31, 2010, any write-offs of deferred financing costs were charged to interest expense and accordingly added back in the “interest expense, net” line item of the Adjusted EBITDA reconciliation above. Accordingly the amended definition has no impact on total Adjusted EBITDA for the three or six months ended June 30, 2009 because under both definitions the write-off of deferred financing costs was allowed as an add-back.